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                                                                   Exhibit 10.11
CONFIDENTIAL TREATMENT REQUESTED
UNDER C.F.R. SECTIONS
200.80(b)(4), 200.83 and 230.406

*** INDICATES OMITTED MATERIAL THAT
IS THE SUBJECT OF A CONFIDENTIAL
TREATMENT REQUEST FILED
SEPARATELY WITH THE COMMISSION



                              COKE SUPPLY AGREEMENT

                                 by and between

                         UNITED STATES STEEL CORPORATION

                                       and

                        REPUBLIC ENGINEERED PRODUCTS, LLC

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                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS..............................................................  1

ARTICLE II - COKE SALES..............................................................  3
     2.1    Quantities...............................................................  3
     2.2    Forecasting and Declarations.............................................  4
     2.3    Sampling, Analysis and Weighing..........................................  6
     2.4    Prices...................................................................  7
     2.5    Storage..................................................................  8
     2.6    Invoices and Payment.....................................................  9
     2.7    Delivery, Title and Risk of Loss.........................................  11
     2.8    Terms and Conditions of Sale.............................................  11
     2.9    Warranty.................................................................  12
     2.10   Freeze-Conditioning......................................................  12
     2.11   [***]....................................................................  12
     2.12   [***]....................................................................  13

ARTICLE III - TERM AND TERMINATION...................................................  14
     3.1    Term.....................................................................  14
     3.2    Termination..............................................................  15

ARTICLE IV - MISCELLANEOUS...........................................................  15
     4.1    Intent of Agreement......................................................  15
     4.2    Payment Errors...........................................................  15
     4.3    Dispute Resolution.......................................................  16
     4.4    Records..................................................................  16
     4.5    Confidentiality..........................................................  17
     4.6    Severability.............................................................  18
     4.7    Rights and Remedies; No Consequential Damages............................  18
     4.8    Costs and Expenses.......................................................  18
     4.9    Notices..................................................................  18
     4.10   Assignment...............................................................  19
     4.11   Counterparts.............................................................  20
     4.12   Entire Agreement.........................................................  20
     4.13   Headings.................................................................  20
     4.14   Governing Law............................................................  20
     4.15   No Third Party Rights....................................................  20
     4.16   Waiver and Amendments....................................................  20
     4.17   Force Majeure............................................................  20

SCHEDULE A:    2002 Clairton Coke Quality Specifications

                                       (i)

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                              COKE SUPPLY AGREEMENT

        THIS COKE SUPPLY AGREEMENT, made effective as of August 16, 2002 (the "Effective Date"), by and between REPUBLIC ENGINEERED PRODUCTS, LLC, a Delaware limited liability company ("Buyer" or "Republic") and UNITED STATES STEEL CORPORATION, a Delaware corporation ("Seller" or "USS").

                              W I T N E S S E T H:

        WHEREAS, Buyer desires to obtain a reliable source of blast furnace coke for its Lorain Works steelmaking facility located near Lorain, Ohio; and

        WHEREAS, Seller desires to supply to Buyer blast furnace coke produced by Seller at its Clairton Works in Clairton, Pennsylvania, in accordance with the terms and conditions set forth herein;

        WHEREAS, Buyer and Seller wish to enter into this Coke Supply Agreement (this "Agreement"), setting forth, inter alia, the terms and conditions relating to Seller's agreement to sell to Buyer, and Buyer's agreement to purchase from Seller, blast furnace coke (including Coke, as defined herein), all upon and subject to the terms and conditions herein provided.

        NOW, THEREFORE, Buyer and Seller hereby agree as follows:

                             ARTICLE I - DEFINITIONS

        As used herein, the following terms shall have the meanings set forth below:

        "Agreement" shall have the meaning assigned in the Recitals hereto.

        "Alternate Coke" means blast furnace coke produced by sources located outside the continental United States.

        "Business Plan" means Republic's five-year business plan as presented to USS on August 14, 2002.

        "Buyer" shall have the meaning assigned in the preamble hereto.

        "Coke" means blast furnace coke produced by Seller at Clairton Works which meets the Specifications.

        "Default" shall have the meaning assigned in Section 3.1.

        "Effective Date" shall have the meaning assigned in the preamble hereto.

        "Force Majeure" shall have the meaning assigned in Section 4.17(a).

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        "Late Payment Rate" means [***]

        "Lorain Pipe Mills" or "LPM" means USS Tubular Products Division's tube/pipe making facility in Lorain, Ohio (such facility referred to herein as the "Pipemill").

        "Material Adverse Change" shall have the meaning assigned in Section 2.6(f).

        "Payment Date" shall have the meaning assigned in Section 2.6(c).

        "Pellets" shall have the meaning set forth in the Pellet Supply
Agreement.

        "Pellet Supply Agreement" means the Pellet Supply Agreement of even date herewith by and between Buyer and Seller.

        "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or government or political subdivision or any agency, department or instrumentality thereof.

        "Proprietary Information" shall have the meaning assigned in Section 4.5(a).

        "Republic" shall have the meaning assigned in the preamble thereto.

        "Rounds" shall have the meaning set forth in the Rounds Supply
Agreement.

        "Rounds Supply Agreement" means the Rounds Supply Agreement of even date herewith by and among Buyer, LPM and USS.

        "Seller" shall have the meaning assigned in the preamble hereto.

        "Services Agreement" means the Administrative and Utilities Services Agreement dated August 16, 2002 by and between LPM and Buyer.

        "Settlement Date" shall have the meaning assigned in Section 2.6(c).

        "Settlement Period" shall have the meaning assigned in Section 2.6(c).

        "Specifications" means the qualities, sizes, conditions and other specifications set forth on Schedule A, as the same may be amended from time to time by mutual agreement of the parties.

        "Ton," "net ton" and "NT" each means 2,000 pounds avoirdupois in weight.

        "USS" shall have the meaning assigned in the preamble hereto.

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                             ARTICLE II - COKE SALES

        2.1  Quantities.

        (a) Subject to the terms hereof, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept delivery of, 100% of Buyer's requirements for blast furnace coke (also generically referred to herein as "coke", which consists of the subsets of Coke and Alternate Coke) for consumption in one blast furnace at Lorain Works. Seller shall also have a right of first refusal (but not the obligation) to supply Buyer's requirements for coke for the second blast furnace at Lorain Works in the event Buyer operates both blast furnaces simultaneously. Except as provided in clause (b) below, all of Buyer's requirements for blast furnace coke shall be fulfilled with Coke. Buyer may not resell or trade blast furnace coke, except for fines and/or screenings, unless prior written consent is obtained from Seller.

        (b) On an annual basis, Buyer may require that up to [***] of its requirements to be fulfilled with blast furnace coke supplied by Seller in one or more of the three ways identified below. Buyer's preparation of the Quarterly Declarations and Amended Monthly Delivery Schedules as set forth in
Section 2.2(b) below shall be accomplished in a manner that takes into account the following options, all of which collectively shall be subject to said [***] annual limit, as monitored and reported by Seller from time to time.

             (i) In the event that at any point(s) in time during the course of a year Seller forecasts purchasing Alternate Coke for movement by barge via the Mississippi River to Seller's Gary Works in Gary, Indiana, upon Buyer's election as provided herein, Seller shall make arrangements to acquire a sufficient quantity of Alternate Coke to satisfy such requirements of Buyer. Alternate Coke shall be re-sold to Buyer (and invoiced to and paid by Buyer in accordance with Section 2.6 hereof) [***], F.O.B. Ohio River port, Steubenville, Ohio, and Buyer shall be responsible for arranging and paying for all transportation from such port to Lorain Works. No later than ten days prior to Seller's commitment to purchase Alternate Coke on a particular occasion, Seller shall provide Buyer written notice of Seller's intentions for purchasing Alternate Coke for Gary Works for such occasion and the reasonably anticipated quality specifications for the Alternate Coke to be acquired by Seller. Buyer shall advise Seller in writing no later than five days after receipt of such notice from Seller of Buyer's election to accept a specified quantity of such Alternate Coke. Any failure of Buyer to respond in the affirmative within said five days shall be deemed a rejection of the opportunity.

             (ii) In connection with the forecasting and declaration process set forth in Section 2.2 below, Seller shall advise Buyer no less often than monthly of Seller's projected plans for purchasing Alternate Coke for Gary Works pursuant to Section 2.1(b)(i) above. In the event Seller does not forecast at any given point in time purchasing Alternate Coke for its Gary Works during the 90 days, or in the reasonable judgment of Buyer the quality specifications for Alternate Coke to be purchased by Seller during such time would make it incompatible for use

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                    in Buyer's blast furnace, Upon Buyer's written request, and as Buyer's agent, Seller shall assert commercially reasonable efforts to acquire for Buyer's account a sufficient quantity of Alternate Coke to satisfy such requirements as specified in Buyer's request, upon terms and conditions and conforming with specifications reasonably acceptable to Buyer. Such commitments shall be incurred in Buyer's name, and Buyer shall be solely responsible for payment of all such Alternative Coke so acquired, and for purposes of any customs clearance that may be required, Buyer shall be the importer of record. In compensation for Seller's efforts hereunder, Buyer shall pay Seller $[***] per ton of such coke acquired on behalf of Buyer, and such amounts shall be paid in accordance with Section 2.6 hereof.

             (iii) If, pursuant to Section 2.1(b)(ii) above, Seller is able to arrange for the purchase of Alternate Coke for Buyer's account upon terms and conditions, in quantities, and conforming with specifications acceptable to Buyer, at Seller's option Seller may, at the time it offers to purchase Alternate Coke in Buyer's name as set forth in
                    Section 2.1(b)(ii), also offer, in writing, to sell to Buyer, in lieu of such Alternate Coke, an equal quantity of Coke; [***] If Seller offers Coke in lieu of Alternate Coke, Buyer shall accept or decline such offer in writing within ten days of its receipt of Seller's offer. Buyer's failure to respond within said ten day period shall be deemed to be rejection of the Alternate Coke and acceptance of Seller's offer to supply Coke under this Section 2.1(b)(iii).

        2.2  Forecasting and Declarations.

        (a) During the term of this Agreement, Buyer in good faith will provide Seller with annual written forecasts, consistent with Buyer's business plan, of the quantity of blast furnace coke to be purchased hereunder for each calendar year not later than 90 days prior to the commencement of such year. It is understood that Buyer's forecasts provided in accordance with this Section 2.2(a) are for the purpose of facilitating production, scheduling and delivery of blast furnace coke and are not binding upon Buyer. It is also expressly understood and agreed that Seller shall not be deemed in breach of this Agreement in connection with any failure to provide adequate supplies of blast furnace coke to satisfy Buyer's requirements caused by Buyer's failure to timely submit the forecasts or declarations required by this Section 2.2.

        (b) For each calendar quarter during the term of this Agreement, Buyer shall provide Seller a written declaration (hereinafter "Quarterly Declaration") of the quantities of blast furnace coke to be purchased hereunder. The quantity of Alternate Coke in any calendar quarter cannot be greater than [***] of the Quarterly Declaration. The declarations must be received by

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Seller no later than 60 days before the calendar quarter in question. The declarations will specify quantities by the calendar months during which delivery is requested (hereinafter "Monthly Delivery Schedule"). No later than 30 days before the beginning of each calendar month, Buyer may amend its Monthly Delivery Schedule for such month as set forth in Buyer's Quarterly Declaration so that the quantity of blast furnace coke to be purchased during said month may be greater or lesser than the quantity in the Monthly Delivery Schedule for such month as set forth in Buyer's Quarterly Declaration by up to ten percent (10%) (hereinafter "Amended Monthly Delivery Schedule"); provided, however, that the quantity of Alternate Coke for the calendar quarter does not exceed [***] of the blast furnace coke to be purchased by Buyer during said quarter. The total quantities of blast furnace coke in Buyer's Monthly Delivery Schedules or Amended Monthly Delivery Schedules made pursuant to this paragraph shall be the binding purchase and sale commitments of Buyer and Seller, respectively, under this Agreement. Buyer agrees to use reasonable efforts to purchase blast furnace coke for delivery at as uniform a rate as practicable from month to month; provided further, that in no event will Buyer be obligated to disrupt its normal course of business or to incur any additional expense in exerting such efforts. Buyer shall make its declarations hereunder in good faith, considering its commitment under Section 2.1 herein to purchase from Seller 100% of Buyer's requirements for blast furnace coke (subject to the limits on Alternate Coke as provided herein) and considering the reliance that Seller will, of necessity, place on the declarations. All requests for changes in a Monthly Delivery Schedule or Amended Monthly Delivery Schedule that are received after said 30th day preceding the month (i) shall be subject to acceptance or rejection by Seller and (ii) shall not be binding on Seller until accepted, which acceptance shall not be unreasonably withheld.

         (c) The provisions of Section 2.2(b), above, notwithstanding, if LPM's forecast of Rounds for a given month as contemplated by the heat forecast submitted pursuant to Section 2.4(a)(ii) of the Rounds Supply Agreement (hereinafter the "Heat Forecast") is less than the number of Rounds initially forecast by LPM for said month as part of the quarterly forecast under Section 2.1(ii) of the Rounds Supply Agreement (hereinafter the "Monthly Forecast") by more than ten percent (10%) of said Monthly Forecast, Buyer shall not be deemed to be in breach of its purchase commitment for blast furnace coke for said month under Section 2.2(b) above to the extent that the shortfall of Buyer's actual purchases of blast furnace coke for said month from the quantity of blast furnace coke committed to under Section 2.2(b) above is no greater than 40% of the shortfall (if any) of LPM's actual purchases of Rounds for said month under
Section 2.4(a)(iii) of the Rounds Supply Agreement as compared to LPM's forecast of Rounds for said month as contemplated by the Heat Forecast for said month.

         (d) Within seven business days of Seller's receipt of any Quarterly Declaration (including the Monthly Delivery Schedule) or Amended Monthly Delivery Schedule from Buyer, Seller shall send Buyer a written acknowledgement of its receipt of the Quarterly Declaration or Amended Monthly Delivery Schedule. Any proposed changes by Seller from Buyer's written Quarterly Declaration or any Amended Monthly Delivery Schedule shall be negotiated by the parties before acknowledgement. If Seller has the right to reject all or any portion of such Quarterly Declaration or Amended Monthly Delivery Schedule pursuant to Section 2.2(b), Seller's written acknowledgement shall identify the basis for any such rejection. Seller's notices of acknowledgement shall set forth the quantity and type of coke (including without limitation Coke) Seller will deliver to Buyer and the anticipated delivery schedule.

         (e) Seller may fulfill its obligations to sell and deliver Coke under this Agreement by supplying Buyer Coke produced at Clairton Works by Clairton 1314B Partnership, L. P., a Delaware limited partnership ("1314B"). Coke produced by 1314B and sold under this Agreement shall be sold by 1314B and will be identified on invoices issued hereunder on line items separate from Coke sold by Seller. Payment for the entirety of said invoices shall nevertheless be made by Buyer to Seller, and Seller shall remain responsible for the product of 1314B complying in all respects with the requirements of this Agreement, including, without limitation, the Specifications.

         2.3   Sampling, Analysis and Weighing.

         (a) Seller shall sample the Coke produced by each production turn as per its standard practice (four belt cuts per shift), perform chemical and physical analyses to American Society of Testing and Measurement standards, and average the analyses of such samples to determine a daily average analysis that shall be deemed to be the analysis of Coke loaded into railcars for Buyer's account on such day. The daily weighted average Coke analysis for each day in which Seller is loading railcars for Buyer's account shall be transmitted electronically or telefaxed to such Person as Buyer may from time to time direct as soon as available, it being understood that such analysis will be available as soon as possible, normally within 24 to 48 hours of the analyzed Coke's loading. Such daily average analyses shall be rebuttably presumptively correct as to the quality of Coke sold hereunder; however, if Buyer should encounter material discrepancies between Seller's daily average analyses and Buyer's own quality analyses, Buyer and Seller shall meet to discuss the reasons for such discrepancies and any appropriate remedial action. If Buyer encounters any such material discrepancy, then Buyer shall retain a sample of the Coke sampled pursuant to this Section 2.3(a) for its own quality analysis, labeled so as to identify the railcar which was sampled. In the event that Buyer and Seller cannot agree as to the quality of the Coke, either party may, without limitation, submit such dispute for resolution in accordance with Section 4.3.

         (b) With respect to shipments of Coke, the weights used for billing hereunder shall be the weights determined by the rail carrier transporting Coke to Lorain Works, as adjusted by Seller for moisture to a [***] moisture standard (per existing procedures). Such weights shall be rebuttably presumptively correct as to the quantities of Coke sold hereunder; however, if Buyer should encounter material discrepancies in weights measured by the carrier and weights measured by Buyer, Buyer and Seller shall meet to discuss the reasons for such discrepancies and whether remedial action is necessary. In the event that Buyer and Seller cannot agree as to the weights, either party may, without limitation, submit such dispute for resolution in accordance with
Section 4.3.

         (c) With respect to shipments of Coke, Buyer shall have the responsibility for making sure the tare weight of each rail car has been properly established. If a railcar has a tare weight of more than two years old, Buyer shall promptly arrange for said car to be reweighed by the railroad on certified scales so that a more accurate light weight can be established for billing purposes hereunder. In the event that Buyer fails to take such action and Seller discovers that a railcar has a tare weight of more than two years old, Seller shall have the right (but not the obligation) to reject such rail car. Costs of removing such rail car shall be for Buyer's account. If Seller loads a rail car that has an inaccurate light weight and Seller learns of the correct tare weight within ninety (90) days after loading the railcar, Seller shall correct the billing invoice for such shipment to reflect the correct light weight and corresponding charges associated with the actual tare weight of a car. Any discrepancies related to a railcar's correct light weight that are discovered later than 90 days after the railcar was loaded shall be deemed closed.

         (d) The sampling, weighing and analysis of Alternate Coke shall be handled in accordance with the applicable terms and conditions negotiated by Seller pursuant to the applicable provisions of Sections 2.1(b)(i) and (ii).

         2.4   Prices.

         (a) From the Effective Date to and including December 31, 2002, Buyer shall pay Seller a purchase price of $[***] per Ton of Coke delivered at Clairton Works, [***]. The pricing of Alternate Coke shall be handled in accordance with the applicable terms and conditions negotiated by Seller pursuant to the applicable provisions of Sections 2.1(b)(i) and (ii).

         (b)   [***]

         (c)   [***]

         (d)   [***]

         (e) Notwithstanding subsections (a) and (b) of this Section 2.4, Seller shall comply with Section 2.11.

         (f) To the extent legally permissible, all present and future taxes imposed by any federal, state, local or foreign authority which [***] may be required to pay or collect, upon or with reference to the sale, purchase, transportation, delivery, storage, use or consumption of Coke, including taxes upon or measured by the receipts therefrom (except net income and equity franchise taxes), shall be for account of [***].

         2.5   Storage.

         If, for reasons other than those excused due to events of Force Majeure under Section 4.17, Buyer is unable to accept deliveries of Coke in accordance with the schedule, or unexpectedly requires less Coke than as specified in Buyer's Monthly Delivery Schedule or Amended Delivery Schedule under Section 2.2(b), Buyer may request in writing that Seller effectuate an alternate disposition of the affected quantities of Coke, and if Seller consents, which consent shall not be unreasonably withheld, such Coke shall be handled as set forth below. Deliveries of Alternate Coke pursuant to Sections 2.1(b)(i) and
(ii) shall not be subject to the provisions of this Section 2.5.

         (a) To the extent Seller is able to prior to the time such Coke needs to be either loaded into railcars for shipment to the purchaser or alternatively directed to stockpile in accordance with Section 2.5(b), below, Seller shall assert commercially reasonable efforts to effectuate alternate sale(s) of such Coke (which may, at Seller's sole discretion, include consumption in Seller's own steelmaking operations). Any such sale shall be for Seller's account, and Buyer shall be thereby relieved of its purchase obligation under this Agreement to the extent of the quantities subject to such alternate sale(s); except that:

                  (i)   [***]

                  (ii)  [***]

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                  (iii) [***]

         (b) If Seller is unable to effectuate alternate sale of such Coke in accordance with clause (a) above, such quantities shall be delivered into a separately established stockpile at Clairton Works that will contain only Coke of Buyer. The stockpile shall be appropriately marked by Seller to reflect the ownership thereof by Buyer. In the event that Buyer deems it advisable to file Uniform Commercial Code financing statements for informational purposes indicating the ownership interest of Buyer in the stockpiled Coke, Seller shall upon request of Buyer execute such statements as are reasonably required by Buyer. Buyer shall pay Seller for all Coke delivered into such stockpile, the purchase price plus a stocking fee of $[***] per net ton, which fee covers Seller's costs of stocking, de-stocking and screening the Coke and in-kind replacement of screening losses at outturn. [***] No other handling charges or ground rent associated with stockpiling Buyer's Coke shall apply. Title and risk of loss or damage to such Coke shall pass to Buyer upon delivery into stockpile, and Seller shall invoice Buyer pursuant to the procedures set forth in Section
2.6 hereof the purchase price plus the stocking fee upon delivery into stockpile. Upon delivery to the stockpile, Buyer shall provide Seller a good faith forecast of when the Coke will be withdrawn from the stockpile, which event shall be no later than nine months after delivery to the stockpile. Upon the request of Buyer, stockpiled Coke shall be de-stocked, screened and loaded into railcars for shipment to Lorain Works. Seller shall be responsible to meet quality Specifications of Schedule A on Coke delivered to Buyer from stockpile only at the time it is delivered into stockpile, except with respect to size. Seller shall retain fines from the screening at outturn and reimburse Buyer a like quantity of Coke that meets the size Specification. Weight of Coke loaded from stockpile shall be adjusted to account for moisture variation between Coke entering and being recovered from stockpile. Unless Buyer directs otherwise, once such Coke is directed to stockpile as herein provided, Seller, as Buyer's agent, shall assert commercially reasonable efforts on a regular basis to re-sell such stockpiled Coke on Buyer's behalf and for Buyer's account, at such price(s) and upon such terms and conditions as approved by Buyer. Any of Buyer's Coke remaining in the stockpile ninety (90) days after the expiration or termination of this Agreement shall be deemed abandoned to Seller, to be disposed of at Seller's discretion and with no further obligation owed by Seller to Buyer; provided, however, that Seller provides Buyer no less than 45 days prior written notice before the stockpiled material may be deemed abandoned hereunder. Provided Buyer has commenced reasonable, good faith efforts to arrange for removal of the stockpile before it can be deemed abandoned, Seller shall not obstruct or delay Buyer's efforts to remove the stockpiled material before it is deemed abandoned under this Section.

         2.6   Invoices and Payment.

         (a) Seller shall invoice Buyer (as below provided), and Buyer shall pay Seller via wire transfer, the net amount due per such invoices in accordance with the payment provisions set forth in this Section 2.6.

         (b) Invoices shall be issued upon delivery of the coke in accordance with Section 2.7(a) and the price shall the price as in effect at the time of such delivery in accordance with Section 2.4.

         (c) Subject to Section 2.12 below, payment shall be made for coke invoiced during each Settlement Period (as hereinafter defined) on the Payment Date (as hereinafter defined). A "Settlement Period" shall be the period falling from [***] (the "First Settlement Period") and the period from [***] ("the "Second Settlement Period"). On the day following each Settlement Period (i.e., [***]) (the "Settlement Date"), Seller shall provide to Buyer a summary of all payments to be made on the Payment Date consistent with the invoices issued in accordance with Section 2.5(b). The Payment Date for the First Settlement Period shall be on the immediately succeeding [***] and the Payment date for the Second Settlement Period shall be on the immediately succeeding [***]. In the event a Payment Date falls on a holiday, the Payment Date shall be the day immediately following. Any deliveries of coke (including without limitation Coke) for which an invoice is not available prior to the otherwise applicable Settlement Date (e.g., due to delays in the normal invoice cycle) and any corrected invoices will be settled on the next Settlement Date.

         (d) Each partial delivery or installment of coke shall be deemed to be sold under a separate agreement, and no Default by Seller of or with respect to any partial delivery or installment shall entitle Buyer to treat this Agreement as breached or repudiated in regard to any balance or installment with respect to which there is no Default or breach.

         (e) Buyer shall make payment in full of the amount due under each invoice in strict compliance with the payment terms as set forth in this Agreement without any deduction for any discount or credits, contra or setoffs of any kind or amount whatsoever unless expressly authorized in writing by Seller prior to the Settlement Date relating to such invoice(s). Any delinquent invoice(s) not paid when due shall bear interest on the unpaid amount at the Late Payment Rate specified in this Agreement.

         (f)   (i)   Buyer agrees to furnish Seller's Treasury Department on an ongoing basis [***]. For purposes of this subsection (f), Seller confirms its obligations under that certain Confidentiality Agreement dated as of August 16, 2002 by and between Seller and Buyer. Any failure of Buyer to timely provide any of the documents or information required by this paragraph shall be deemed a material breach of this Agreement that entitles Seller to invoke any of the remedies available to Seller under this Agreement and/or at law or in equity.

               (ii) Beginning on and continuing [***] after January 1, 2003, Republic agrees to submit to Seller [***] the [***] information noted in subsection (f) (i) above. Upon receipt of such information, Seller agrees to make a comprehensive review of all such financial information submitted to determine if, in Seller's sole judgment, there is a basis to modify the [***] credit, payment and settlement terms as set forth in subsection 2.6(c) above.

Seller agrees to make this financial review in good faith; provided, however, there is no assurance or obligation that such a review will result in a modification of any such credit/payment/settlement terms. In the event the parties agree to a modification to the credit/payment/settlement, then the relevant, parallel provisions of the Pellet Supply Agreement, this Coke Supply Agreement, and the Rounds Supply Agreement shall be amended accordingly to reflect the agreed to modifications. The parties agree that this Section 2.6(f)(i) and (ii), or any dispute arising hereunder, shall be excluded from
Section 4.3 hereof.

         (g) In the event, in Seller's sole judgment, of any material adverse change in the financial condition of Buyer, or deterioration in its liquidity and/or then current ability to discharge its existing or future payment obligations hereunder (a "Material Adverse Change"), Seller shall have the right to require Buyer to provide additional security for its obligations hereunder. The form, nature and sufficiency of such additional security shall be in Seller's sole and absolute discretion. If Buyer does not provide such additional security within 10 days of written notice from Seller that a Material Adverse Change has occurred and that additional security is required, Seller may (i) suspend further shipments of coke (including without limitation Coke) until such additional security is provided, (ii) require Buyer to pay for future deliveries of coke (including without limitation Coke) on a cash-on-delivery basis, or
(iii) immediately terminate this Agreement. Seller agrees that minor deviations from the Business Plan will not be deemed to be a Material Adverse Change hereunder unless such minor deviations continue for three or more consecutive calendar months.

         2.7   Delivery, Title and Risk of Loss.

         (a) Delivery of Coke to Buyer shall take place F.O.B. railcar at Seller's Clairton Works, or in such other manner or at such other place as shall be agreed upon by the parties in writing prior to the shipment of Coke. Except as otherwise provided in Section 2.5 with respect to Coke subject to alternate disposition, title and risk of loss and damage to the Coke shall pass from Seller to Buyer when the Coke is delivered in accordance with this Section 2.7. Unless otherwise agreed to by Buyer, Seller shall use its best efforts to schedule such deliveries of Coke in amounts and at intervals commensurate with Lorain Works' rate of consumption. Delivery and the passing of risk of loss for Alternate Coke shall be handled in accordance with the applicable terms and conditions negotiated by Seller pursuant to the applicable provisions of Sections 2.1(b)(i) and (ii).

         (b) Buyer shall arrange [***] all transportation hereunder of Coke from Clairton Works to Lorain Works.


         2.8   Terms and Conditions of Sale.

         (a) In the event that any shipment of coke does not conform to the applicable specifications, the party discovering the nonconformity shall provide prompt written notice to the other party (and in any event, no later 14 days after the arrival of the train) of the nonconformity, which notice shall include copies of all analyses and other documentation describing and quantifying the nonconformity, and the parties shall promptly undertake negotiations in good faith to effectuate an appropriate disposition of the nonconforming material, which may include an equitable price adjustment. In the event that the parties are unable to agree to an appropriate disposition of the nonconforming material within fourteen (14) days, either party may submit such dispute for resolution in accordance with Section 4.3 hereof.

         (b) In the event of a conflict between the terms and conditions of this Agreement and the terms or conditions contained in any notice, shipment, specifications, purchase order, sales order, acknowledgement or other document which may be used in connection with the transactions contemplated by this Agreement, the terms and conditions of this Agreement shall supersede and govern, unless expressly waived in accordance with Section 4.16.

         2.9   Warranty.

         (a) Seller warrants that all Coke sold by Seller hereunder will conform to the Specifications. OTHER THAN AS AFORESAID, SELLER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND EXCLUDED HEREUNDER. Seller shall not be liable for any incidental or consequential damages, losses or expenses based upon, resulting from, or arising out of any use of, or the inability to use, the coke for any purpose whatsoever.

         (b)   [***]

         (c) With respect to Alternate Coke, Seller does not extend to Buyer any warranties, express or implied, except any warranties provided by the supplier of such coke as Seller may assign to Buyer.

         2.10  Freeze-Conditioning.

         At Buyer's request, Seller shall apply a freeze-conditioning product in a satisfactory and workman-like manner to coke shipped hereunder. Buyer shall notify Seller in writing of Buyer's desired start and stop dates concerning freeze-conditioning of coke in the upcoming winter. Invoicing and payment of the costs incurred by Seller in freeze-conditioning coke ordered hereunder shall be made in accordance with Section 2.6 hereof; provided, however, that Seller reserves the right to separately invoice for the freeze-conditioning on a monthly basis and the invoiced amount shall be paid by Buyer on the next Payment Date after issuance of such invoice.

         2.11  [***]

         2.12  [***]

                       ARTICLE III - TERM AND TERMINATION

         3.1   Term.

         This Agreement shall be effective as of the date set forth in the preamble hereto and shall remain in full force and effect through [***]:

               (i)   By written mutual consent of the parties at any time;

               (ii) By either party if USS permanently ceases production of Coke at Clairton Works or Republic ceases to operate the Lorain Works; provided, that Republic or USS, as the case may be, will give the other immediate notice if it intends to cease, or anticipates cessation of, such production or operations;

               (iii) By either party if the other party is in Default under any of the provisions of this Agreement (except as otherwise expressly provided in items (iv), (v) and (vi) below) and fails to correct such Default within 60 days of written notice of such Default;

               (iv) By USS pursuant to Section 2.6(f) hereof in the case of a Material Adverse Change;

               (v) By USS if Republic, at any time, fails (A) to make any payment when due under this Agreement, (B) to comply with the applicable credit and/or payment terms (as established or adjusted hereunder) or (C) to provide the financial statements and information pursuant to Section 2.6(g) hereof; or

               (vi) By Republic, upon 90 days' prior written notice, if LPM terminates the Rounds Supply Agreement for any reason other than Default of Republic thereunder.

In addition to the rights of USS to terminate this Agreement pursuant to subsection (v) above, Seller shall have the right, upon the occurrence of any of the events set forth therein, (X) to suspend production and/or refuse to make further shipments or deliveries of coke (including without limitation Coke) or otherwise suspend its further performance under this Agreement or (Y) to declare immediately due and payable all then outstanding and unpaid invoices covering coke (including without limitation Coke) previously delivered hereunder.

As used herein, "Default" means failure of either party to perform, keep or observe any material obligation, provision, warranty or condition contained herein, unless such performance is otherwise excused by the terms of this Agreement.

         3.2      Termination.

         Seller and Buyer agree that upon and after termination of this
Agreement:

               (i) All Monthly Delivery Schedules or Amended Monthly Delivery Schedules given that are binding in accordance with the terms hereof, previously accepted by Seller hereunder, and Buyer's obligation to pay for such deliveries made, shall continue in full force and effect.

               (ii) Buyer shall remain obligated to make any payment due to Seller hereunder prior to termination.

               (iii) Liabilities of any party arising from any act, Default or occurrence prior to termination shall remain with such party.

               (iv) The parties' rights and obligations under Sections 2.6, 2.9, 2.10, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.14,
                      4.17 and this Article III shall survive the termination of this Agreement.

                           ARTICLE IV - MISCELLANEOUS

         4.1      Intent of Agreement.

         The parties hereto intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement and that no party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said terms, conditions and provisions. This Agreement shall be administered and interpreted in order to fulfill the intent stated in this
Section 4.1. Any arbitrator(s) considering disputes pursuant to Section 4.3 hereof shall attempt to render a decision which fulfills the intent stated in this Section 4.1.

         4.2      Payment Errors.

         (a) If either Buyer or Seller believes that there has been an error in an amount paid or the timing of any payment hereunder, then such party shall notify the other party of such alleged error and shall provide such written evidence of the error as is available at the time of such notice. Each party shall provide the other with sufficient records relating to the matter so as to permit the parties to attempt to resolve the inconsistency.

         (b) Following the determination of whether an error occurred, any overpayment or underpayment found shall be remedied by the party that benefited from such error.

         (c) Notwithstanding the foregoing, neither party may question the accuracy, correctness, timing or amount of any payment under this Agreement unless it notifies the other party of its disagreement within the 12 months immediately following the date on which such payment was due.

         4.3      Dispute Resolution.

         At any time and from time to time, if the parties are unable to resolve a dispute concerning Buyer's or Seller's performance or nonperformance of their obligations under this Agreement (excepting any disputes excluded herefrom), Buyer or Seller, as the case may be, shall provide written notice to the other of such dispute as provided in Section 4.9 hereof. It is mutually agreed that any Default by Buyer in its payment obligations hereunder (or any dispute relating thereto), and/or any dispute relating to USS's exercise of its rights under Section 2.11 hereof shall not be subject to (and are excluded from) the provisions of this Section 4.3; it being agreed that any such excluded disputes (as aforesaid) shall be pursued and adjudicated by the parties in a court of competent jurisdiction. Any dispute covered by this Section 4.3 shall be resolved by using the procedures for Mediation and Arbitration set forth below:

         (a) Mediation. At any time after a party has provided a written notice of dispute to the other party, but prior to the time that either party commences arbitration pursuant to Article 4.3(b) herein, the parties may agree to submit the dispute to non-binding mediation under terms and conditions satisfactory to both parties.

         (b) Arbitration. At any time after a party has provided a written notice of dispute to the other party, including at any time during any non-binding mediation agreed to by the parties, either party may submit the matter in dispute to a pre-designated arbitrator or, in the event such arbitrator has not been selected or is unavailable, to a three member arbitral panel to which each Party shall appoint one member and those two members shall appoint a third member. Such arbitration shall be governed by the CPR Rules for Non-Administered Arbitration of Business Disputes. Pending the issuance of an arbitral decision, the Parties shall continue their full and normal operations and obligations in accordance with this Agreement. All arbitral awards for the payment of money and/or for any retroactive adjustment of any interim prices paid hereunder shall accrue interest at the Late Payment Rate starting from the date on which any amount is due or the date on which the interim payment was due.

         (c) Consent to Enforceability. Each of the Parties consents and agrees that any arbitral award rendered pursuant to Subsection 4.3(b) shall be final, non-appealable and binding against the Parties and their respective assets, and may be enforced by any court of competent jurisdiction.

         4.4      Records.

         Seller shall maintain such detailed and accurate records relating to the sales of coke, adjustment of railcar light weights and freeze-conditioning hereunder as shall be necessary for the calculation of amounts payable under Sections 2.6 and 2.10. At all times on or before the date that is 12 months after the date of termination of this Agreement, representatives of Buyer and its auditors shall be entitled, at Buyer's expense, to inspect and audit such records and accounts and to consult with Seller's personnel in a reasonable, non-intrusive manner upon reasonable notice and during business hours. Seller shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from Buyer, except to the extent necessary to resolve any controversy that is pursued in good faith. Such audit expense shall be borne by Buyer.

         4.5      Confidentiality.

         (a) Buyer and Seller acknowledge that all information about the businesses, properties, finances, prospects, marketing, processes, products, methods, computer programs, procedures, machinery, apparatus or trade secrets owned, or held or used (including under license from or agreement with third parties) by the other that is disclosed to Buyer or Seller, as the case may be, during the course of performing its obligations under this Agreement is the property of, and is proprietary and confidential to the disclosing party (the "Proprietary Information").

         (b) Buyer and Seller agree that they shall use reasonable efforts not to make any disclosure of the other's Proprietary Information (including methods or concepts utilized therein other than those commonly known to professionals in the field) to any person other than officers, employees and agents of and consultants to Buyer or Seller to whom such disclosure is necessary or convenient for performance of its obligations hereunder and except as may be required by applicable legal requirements or by a court of competent jurisdiction. Buyer and Seller shall appropriately notify each officer, employee, agent and consultant to whom any such disclosure of the other's Proprietary Information is made that such disclosure is made in confidence and shall be kept in confidence by such Person.

         (c) Each of Buyer and Seller agrees to use diligent efforts in accordance with customary and reasonable commercial practice and at least with the same degree of skill and care that it would manifest in protection of its own proprietary and confidential property to protect the other's Proprietary Information.

         (d) Each of Buyer and Seller agrees to notify the other immediately in the event that it becomes aware of the unauthorized possession or use of the other's Proprietary Information (or any part thereof) by any third Person, including any of its officers, employees, agents or consultants. Each of Buyer and Seller further agrees to cooperate with the other in connection with its efforts to terminate or prevent such unauthorized possession or use of such Proprietary Information. Seller or Buyer, as the case may be, shall pay the nonproprietary party's reasonable out-of-pocket expenses in so cooperating, unless the unauthorized possession or use of the Proprietary Information resulted from the fault or negligence of such nonproprietary party.

         (e) Notwithstanding any other provision of this Agreement, the obligation of Buyer and Seller to maintain the confidentiality of the other's Proprietary Information shall not apply to any portion of such Proprietary Information that:

                     (i) was in the public domain at the time of Buyer's or Seller's disclosure to the other;

                      (ii) enters the public domain through no fault of the nonproprietary party;

                      (iii) was communicated to the nonproprietary party by a third party free of any obligation of confidence known to the nonproprietary party; or

                      (iv) was developed by officers, employees or agents of or consultants to the nonproprietary party independently of and without reference to the Proprietary Information;

provided, however, that Proprietary Information which is specific shall not be considered to be within the exception provided by this Section 4.5(e) merely because it is embraced by general information in the public domain; provided, further, that any combination of features within the Proprietary Information shall not be deemed within such exception merely because individual features are within the public domain, but only if the combination itself is within the public domain.

         4.6      Severability.

         In case any one or more of the provisions contained in this Agreement is adjudged to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except to the extent necessary to avoid an unjust or inequitable result.

         4.7      Rights and Remedies; No Consequential Damages.

         The rights and remedies granted under this Agreement shall not be exclusive but shall be in addition to all other rights and remedies available at law or in equity, including, but not limited to, claims for breach of contract, except that Buyer and Seller agree that in no event shall either party be liable to the other for any indirect, special or consequential damages or lost profits as a result of a breach of any provision of this Agreement.

         4.8      Costs and Expenses.

         Each of Buyer and Seller shall bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

         4.9      Notices.

         All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and (i) personally delivered, or (ii) mailed by registered or certified mail, return receipt requested, or (iii) sent by overnight delivery service which provides proof of delivery, or (iv) sent by telecopy, with a duplicate copy sent via first class mail, postage prepaid, addressed as follows:

                  If to Seller:

                      UNITED STATES STEEL CORPORATION
                      600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2800
                      Attention: Director - Raw Materials P. P. D. & S.
                      Telephone: (412) 433-3620
                      Facsimile: (412) 433-3624

                  If to Buyer:

                      REPUBLIC ENGINEERED PRODUCTS, LLC
                      3770 Embassy Parkway
                      Akron, Ohio 44333-8367
                      Attention: Vice President of Purchasing
                      Telephone: (330) 670-3172
                      Facsimile: (330-670-7006)

or to such other address as hereafter shall be furnished as provided in this
Section 4.9 by either of the parties hereto to the other.

         4.10     Assignment.

         (a) Except as provided in Section 4.10(c), neither party can without the prior written consent of the other assign any of its rights or benefits or delegate any of its duties or obligations under this Agreement, and any attempted assignment or delegation which is not permitted under Section 4.10(c) shall be null, void and without effect; provided, however, that Buyer may grant a security interest in Buyer's rights, benefits, duties and obligations under this Agreement without the consent of Seller. Buyer shall provide Seller written notice of the granting or revision of any such security interest.

         (b) The rights, benefits, duties and obligations of each party hereto shall inure to the benefit of, and be binding upon, any successors, assigns or delegates permitted under Section 4.10(c).

         (c) Either party hereto may delegate any of its duties or obligations under this Agreement to any person, but except as otherwise provided in this Agreement such party shall remain liable for the full performance of such duties and obligations. Either party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder (i) to any person if it has received the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) to its legal successor if it merges (whether or not it is the surviving corporation) or consolidates with one or more other corporations or (iii) to any person to whom either party has made any sale, lease, transfer or other disposition of (A) all or substantially all of its assets, or (B) the consuming facility in the case of Buyer or the producing facility in the case of Seller; provided, however, that neither party may make an assignment or delegation described in clauses (ii) and
(iii) above unless there are delivered to the other party such written assumptions, affirmations and/or legal opinions as such other party may reasonably request to preserve its rights and remedies under this Agreement.

     4.11 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     4.12 Entire Agreement.

     This Agreement (including the Schedules hereto) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral.

     4.13 Headings.

     The headings contained in this Agreement are for convenience of reference only and do not modify or affect in any way the meaning or interpretation of this Agreement.

     4.14 Governing Law.

     This Agreement shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Ohio.

     4.15 No Third Party Rights.

     This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except as expressly provided to the contrary elsewhere in this Agreement.

     4.16 Waiver and Amendments.

     No waiver shall be deemed to have been made by either party of any of its rights under this Agreement unless the same shall be in a writing that expressly refers to this Section 4.16 and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This Agreement shall not be amended or modified except by an instrument in writing signed by the party against whom enforcement is sought.

     4.17 Force Majeure.

     (a) Except for obligations to make payments hereunder, neither party hereto shall be liable for any failure to perform the terms of the Agreement when such failure is due to Force Majeure. "Force Majeure" means acts of God, strikes, lockouts, or other labor disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure or delay in securing labor or materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakdowns or accidents, inability to obtain transportation services, or any other cause, whether of the kind enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure. The Force Majeure shall, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes or lockouts or other labor disputes or disturbances shall be entirely within the discretion of the party having the difficulty, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or labor disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.

     (b) The party whose performance is affected or who has reason to believe such performance may be affected by reason of Force Majeure shall as promptly as possible give notice thereof to the other party and shall confirm such notice in writing if requested, giving the particulars of the event, including supporting documentation if available. The party so affected shall also take reasonable steps to resume performance hereunder with the least possible delay.

                         [Signatures on following page]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered to be effective as of the date first above written.

                               UNITED STATES STEEL CORPORATION

                               By:      /s/ R.M. Efkeman

                               Name:    R. M. Efkeman
                                      ------------------------------------------

                               Title:   Director, Raw Materials P.P.D.& S.
                                      ------------------------------------------


                               REPUBLIC ENGINEERED PRODUCTS, LLC

                               By:      /s/ J.T. Kuntz

                               Name:    J. T. Kuntz
                                      ------------------------------------------

                               Title:   V.P., Integrated Supply Chain Management
                                      ------------------------------------------

                                   SCHEDULE A

                    2002 CLAIRTON COKE QUALITY SPECIFICATIONS

                        REPUBLIC ENGINEERED PRODUCTS, LLC

------------------------------------------------------------------------------------------------------------------
            Parameter              Typical       Penalty      Rejection            Penalty             Frequency
                                               Range/Limit
------------------------------------------------------------------------------------------------------------------
Stability, %                         60.5      58.0 - 57.0      * 57.0              [***]             Each lot

------------------------------------------------------------------------------------------------------------------
Moisture, %                           2.5       2.5 - 10.0     ** 10.0              [***]             Each lot

------------------------------------------------------------------------------------------------------------------
Ash, % (D.B.)                         8.1       8.8 -  9.0     **  9.0              [***]             Each lot

------------------------------------------------------------------------------------------------------------------
Sulfur, % (D.B.)                      0.80      0.90 - 0.94    **  0.94             [***]             Each lot

------------------------------------------------------------------------------------------------------------------
Volatile Matter, % (D.B.)             0.80      1.00 - 1.20    **  1.20             [***]             Each lot

------------------------------------------------------------------------------------------------------------------
Phosphorous, % P\\2\\O\\5\\ in coke   0.024         N/a           n/a                                 Monthly
ash                                                                                 [***]
------------------------------------------------------------------------------------------------------------------
Potassium, % K\\2\\O in coke ash      0.151      ** 0.170         n/a               [***]             Monthly

------------------------------------------------------------------------------------------------------------------
CSR                                  58.0          N/a            n/a               [***]             Monthly
------------------------------------------------------------------------------------------------------------------
+ 4 inch                              0            N/a         **  4.0              [***]                  "
------------------------------------------------------------------------------------------------------------------
+ 3 inch cumulative                  10            N/a            n/a               [***]                  "
------------------------------------------------------------------------------------------------------------------
+2 inch cumulative                   52            N/a          * 45.0              [***]                  "
------------------------------------------------------------------------------------------------------------------
+1 inch cumulative                   94            N/a            n/a               [***]                  "
------------------------------------------------------------------------------------------------------------------
+ 3/4inch cumulative                 97.5      96.0 - 94.0      * 94.0              [***]                  "
------------------------------------------------------------------------------------------------------------------

*  Less than
** Greater than

Comments:
..  "DB" designates "Dry Basis" as defined by ASTM. All other analyses reported according to ASTM Standards and / or guidelines.
..  The term "Each Lot" refers to daily shipments.

Accepted by:

Republic Engineered Products, LLC                      United States Steel Corporation

Name: ______________________________                   Name: ______________________________
Title:  V.P., Integrated Supply Chain Management       Title:  Director, Raw Materials
Date: ______________________________                   Date: ______________________________